EXHIBIT 7.01
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D to which this Agreement is an exhibit (and any further amendment thereto or restatement thereof filed by them) with respect to the shares of Common Stock of Ablest Inc.
     This Joint Filing Agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: April 16, 2007	/s/ Charles H. Heist, III
CHARLES H. HEIST, III, Individually,
as Co-Trustee of C. H. Heist Intervivos Trust, and as Co-Trustee of the Grandchildren Trusts

Dated: April 16, 2007	/s/ Karen L. Heist
KAREN L. HEIST

Dated: April 16, 2007	/s/ Kurt R. Moore
KURT R. MOORE

Dated: April 16, 2007	/s/ Dixie Lea Clark
DIXIE LEA CLARK, Individually and
as Co-Trustee of the Grandchildren Trusts

Dated: April 16, 2007	/s/ Victoria Hall
VICTORIA HALL, Individually and
as Co-Trustee of the Grandchildren Trusts

Dated: April 16, 2007	/s/ Rebecca L. Heist
REBECCA L. HEIST, Individually and
as Co-Trustee of C. H. Heist Intervivos Trust

Dated: April 16, 2007	/s/ Kelli A. Heist
KELLI A. HEIST